Exhibit 5.6

May 21, 2015

Boyd Gaming Corporation

Boyd Atlantic City, Inc.

3883 Howard Hughes Parkway, 9th Floor

Las Vegas, NV 89169

Ladies and Gentlemen:

We have acted as special New Jersey counsel to Boyd Gaming Corporation, a Nevada corporation (the “Company”), and Boyd Atlantic City, Inc., a New Jersey corporation (the “NJ Guarantor”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), pursuant to a registration statement on Form S-3 (File No. 333-203814) (the “Registration Statement”), filed with the Securities and Exchange Commission, including the base prospectus contained therein, as supplemented by a prospectus supplement, dated May 7, 2015 (collectively, the “Prospectus”), of $750,000,000 aggregate principal amount of the Company’s 6.875% Senior Notes due 2023 (the “Notes”) and guarantees thereof issued pursuant to that certain Indenture, dated as of the date hereof, by and among the Company, certain of the Company’s subsidiaries, including the NJ Guarantor, and Wilmington Trust, National Association, as trustee (in such capacity, the “Trustee”), as modified and supplemented by the First Supplemental Indenture, dated as of the date hereof, by and among the Company, certain of the Company’s subsidiaries, including the NJ Guarantor, and the Trustee (the “Indenture”).

For purposes of issuing this opinion letter, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction as being true copies of the Registration Statement, the Prospectus, the Indenture, the Notes, the certificate of incorporation and bylaws, each as amended to date, of the NJ Guarantor, the resolutions of the board of directors of the NJ Guarantor with respect to the Notes, the Certificate of Good Standing issued by the New Jersey Department of the Treasury on May 20, 2015, with respect to the good standing in New Jersey of the NJ Guarantor on that date (the “Good Standing Certificate”), and such other documents, agreements, instruments and corporate records and proceedings, as we have deemed necessary or appropriate for purposes of this opinion letter. We have also obtained from officers and other representatives of the Company and from public officials, and have relied upon, such certificates, representations and assurances as we have deemed necessary or appropriate for the purpose of issuing the opinions set forth herein.

Without limiting the generality of the foregoing, in issuing this opinion letter, we have, with your permission, assumed without independent verification that: (i) the statements of fact and all representations and warranties set forth in the documents we have examined are true and correct as to factual matters, in each case as of the date or dates of such documents and as of the date hereof; (ii) each natural person executing a document has sufficient legal capacity to do so; (iii) all documents submitted to us as originals are authentic, the signatures on all documents that we have examined are genuine and all documents submitted to us as certified, conformed, photostatic, facsimile or electronic copies conform to the original document; and (iv) all corporate records made available to us by the NJ Guarantor, and all public records we have reviewed, are accurate and complete.

We are qualified to practice law in the State of New Jersey. The opinions set forth herein are expressly limited to the general corporate laws of the State of New Jersey in effect on the date hereof, and we do not purport to be experts on, or to express any opinion with respect to the applicability thereto or to the effect thereon of, the laws of any other jurisdiction. We express no opinion herein concerning, and we assume no responsibility as to laws or judicial decisions related to, or any orders, consents or other

707 White Horse Pike, Suite C-5 Absecon, NJ 08201 main 609.241.0057

Boyd Gaming Corporation

Boyd Atlantic City, Inc.

May 21, 2015

authorizations or approvals as may be required by, any federal laws, rules or regulations, including, without limitation, any federal securities laws, rules or regulations, or any state securities or “Blue Sky” laws, rules or regulations.

Based on the foregoing, and in reliance thereon, and having regard to legal considerations and other information that we deem relevant, we are of the opinion that:

1. Based solely on our review of the Good Standing Certificate, the NJ Guarantor is validly existing as a corporation in good standing under the laws of the State of New Jersey.

2. The NJ Guarantor has the corporate power and authority to execute and deliver the Indenture, perform its obligations thereunder and consummate the transactions contemplated thereby.

3. The NJ Guarantor has duly authorized, executed and delivered the Indenture.

In delivering this opinion letter to you, we disclaim any obligation to update or supplement the opinions set forth herein or to apprise you of any changes in any laws or facts after the later of the date hereof and the filing date of the Prospectus Supplement. No opinion is offered or implied as to any matter, and no inference may be drawn, beyond the strict scope of the specific issues expressly addressed by the opinions set forth herein.

We hereby consent to your filing this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. Subject to all of the qualifications, limitations, exceptions, restrictions and assumptions set forth herein, Morrison & Foerster LLP may rely on this opinion letter as if it were an addressee hereof on this date for the sole purpose of issuing its opinion letter to the Company relating to the registration and issuance of the Notes and guarantees thereof, as filed with the Commission.

Very truly yours,

/s/ Brownstein Hyatt Farber Schreck, LLP